Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2024, relating to the consolidated financial statements of Genenta Science S.p.A appearing on Form 20-F of Genenta Science S.p.A for the year ended December 31, 2023.

/s/ Dannible & McKee, LLP
Dannible & McKee, LLP

Syracuse, New York
March 29, 2024